Web Design Agreement

THIS WEB LAYOUT AND DESIGN AGREEMENT (the "Agreement") effective as of the 15th day of August, 2006.

BETWEEN

BLINK COUTURE INC.
1107-1199 Marinaside Crescent
Vancouver, British Columbia V6Z 2Y2

(the "**Company**")

AND

SANDRA WONG
#4337 – 349 West Georgia Street
Vancouver British Columbia Canada V6B 3Z7

(the "**Web Designer**")

WHEREAS:

A. The Company is engaged in the business of selling fashion merchandise online; and

B The Company and the Web Designer have agreed to enter into this Agreement for their mutual benefit.

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of this Agreement shall be as follows:

1 **Duties**

1.1 The Company appoints the Web Designer to design a logo for the Company and to build and prepare a website for the Company at the URL www.blinkcouture.com with the features and for the price set out in Exhibit A of this agreement.

2 **Term**

2.1 The Web Designer's appointment shall commence with effect from August 15, 2006 and shall continue until the website has been completed.

2.2 **Compensation**

2.3 The Company shall pay the Web Designer a fee of approximately $6,417 for the services outlined in Exhibit A. If services outside of the scope of Exhibit A are performed by the Web Designer pursuant to the Company's instructions, the Web Designer shall invoice the Company for additional fees. A deposit of approximately 60% is required to be paid upon the signing of this agreement.

3 **Authority**

3.1 The Web Designer shall conform to all lawful instructions and directions given to the Web Designer by the Chief Executive Officer of the Company.

4 **Confidential Information**

4.1 The Web Designer acknowledges that as the web developer and in any other position as the Web Designer may hold, he or she will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company, including:

(a) trade secrets; and

(b) confidential information concerning the business operations or financing of the Company.

5 Company's Property

5.1 The Web Designer acknowledges that all items of any and every nature or kind created or used by the Web Designer pursuant to this Agreement, or furnished by the Company to the Web Designer, and all equipment, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of this Agreement.

5.2 The Web Designer hereby assigns any and all copyright to the Company on all literary or other artistic works for the benefit of the Company to which the Web Designer contributes pursuant to this Agreement, and the Consultant waives any and all moral rights that may be associated with such works.

6 Assignment of Rights

6.1 The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Web Designer under this Agreement are not assignable or transferable in any manner.

7 Severability

7.1 In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

8 Governing Law and Jurisdiction

8.1 This Agreement shall be construed in accordance with the laws of the Province of British Columbia. Both parties agree to attorn to the jurisdiction of the British Columbia respecting this Agreement.

9 Countersignatures

9.1 This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF this Agreement is effective as of the date first written.

BLINK COUTURE INC.
by its authorized signatory

/S/ Susanne Milka
Susanne Milka, President

WEB DESIGNER:

/S/ Sandra Wong
Sandra Wong

Exhibit A

Tummy Technologies

P.O. Box 4337 – -349 West Georgia - Vancouver BC - V6B 3Z7
Phone: (604) 862 2225 - www.tummytech.com - Sandra Wong - sandra©tummytech.com

Date: August 15, 2006

Blink Couture Inc.
1107 -1199 Marina Side Crescent
Vancouver BC, V6Z 2Y2
Tel: 604.623.3309

# Service / Work Description	Cost
	$3,600.00
Web Layout . Design > includes planning, design & **implementation** > All HTML & **Javascnpt, features, image optimization etc. > Template for main site style guide** **> Project Management**	$1,800.00
> Coming Soon Splash Page	
CMS Design Integration & Content Management > site structure **> Unlimted pages via CMS for site Launch** **> Form & registration design** **> Inventory Process (work now & layout)**	
	$180.00
Flash Elements Flash **Video Player -** Custom for Fashion Shows Flash Intro Page with Graphic & Brand Music integration on Front **Page, Possible player** if **needed**	**$750.00**
Extras > Blink Logo Concept Creation > Blink Business Card layout & Design > Blink Logo Finish (James Gaffeny Illustrator)	$300.00 **$150.00** **$350.00**

Additional items not **discussed** will **be negotiated upon** request. The **above quote** is all inclusive **and** includes Q.A **and** testing.

Subtotal	$7,130.00
GST	
Total	**$7,130.00**
60 % Deposit	**$4,278.00**